EXHIBIT 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the 1997 Non-qualified Stock Option Plan for Non-employee Directors dated January 31, 1997, of our report dated October 13, 2003 relating to the financial statements and the financial statement schedule, which appears in the 2003 Annual Report to Shareholders of Analogic Corporation, which is incorporated by reference in Analogic Corporation’s Annual Report on Form 10-K for the year ended July 31, 2003.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
February 24, 2004